Exhibit 99.1

CONTACT: AT THE COMPANY
Robert McCadden
EVP & CFO
(215) 875-0735
Heather Crowell
SVP, Corporate Communications and Investor Relations
(215) 454-1241
heather.crowell@preit.com

PREIT Reports Fourth Quarter 2016 Results; Introduces 2017 Guidance and Multi-Year Outlook

Portfolio Sales PSF grew by 7.4% to $464
Completed sale of two remaining non-core malls
Leases executed for three recaptured Sears stores

Philadelphia, PA, February 23, 2017 - PREIT (NYSE: PEI) today reported results for the quarter and year ended December 31, 2016. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure is located in the tables accompanying this release.

	Quarter Ended December 31,		Year Ended December 31,
(per share amounts)	2016	2015	2016	2015
Net loss per share - basic and diluted	$(0.40)	$(0.64)	$(0.40)	$(1.93)
FFO	$0.57	$0.58	$1.89	$1.79
FFO, as adjusted	$0.57	$0.60	$1.91	$1.89
FFO from assets sold in 2015 and 2016	—	$(0.07)	$(0.06)	$(0.30)
FFO, as adjusted for assets sold	$0.57	$0.53	$1.85	$1.59

Business Highlights:

•	Same Store NOI improved by 4.4% for the quarter and by an average of 4.4% for the year ended December 31, 2016 as compared to the prior period.

◦	Same Store NOI excluding lease terminations improved by 1.7% for the quarter and by an average of 2.7% for the year ended December 31, 2016 as compared to the prior period.

•	FFO, as adjusted per share increased 7.5%, to $0.57, for the quarter after further adjusting for dilution from asset sales.

◦	FFO, as adjusted per share increased 16.4% for the year ended December 31, 2016 compared to the prior period, to $1.85, after further adjusting for dilution from asset sales.

•	Non-anchor leased space for malls excluding those held for sale was 94.4%, 90 basis points over year end physical occupancy.

◦	Non-anchor occupancy for same store malls improved 70 basis points to 93.5% compared to September 30, 2016.

•
Comparable store sales per square foot across the portfolio increased 7.4% to $464 compared to $432 in the prior period. Sales per square foot grew 1.6% for the comparable portfolio for the same period.

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•
Average Renewal spreads for tenants less than 10,000 square feet were 12.0% for the quarter and 14.3% for the year ended December 31, 2016, when excluding leases that were restructured with Aeropostale following their bankruptcy filing.

◦
Average Renewal spreads for tenants less than 10,000 square feet were 4.4% for the quarter and 11.8% for the year ended December 31, 2016, when including leases that were restructured with Aeropostale following their bankruptcy filing.

•	Completed the dispositions of Beaver Valley and Crossroads Malls.

•
Anchor tenants signed or opened in 2016: Round 1 Entertainment and Whole Foods at Exton Square Mall, Saks OFF 5th at Springfield Town Center, DICK’s Sporting Goods at Cumberland Mall, LEGOLAND Discovery Center at Plymouth Meeting Mall and DICK’s Sporting Goods and Field & Stream at Viewmont Mall.

•	Anchor leases executed following 3 Sears recaptures: DICK’s Sporting Goods at Capital City Mall, Von Maur at Woodland Mall and Burlington at Magnolia Mall.

“Our 2016 results demonstrate that we have turned the corner on portfolio quality as evidenced by our robust leasing accomplishments,” said Joseph F. Coradino, Chief Executive Officer. “Our multi-year plan validates how our forward thinking focus on quality and the bold actions we have taken lay the foundation for continued shareholder value creation, driven by our redevelopments and proactive approach to replacing and strengthening our anchor mix.”

Primary Factors Affecting Financial Results for the Quarters Ended December 31, 2016 and 2015:

•
Net loss attributable to PREIT common shareholders was $27.8 million, or $0.40 per basic and diluted share compared to net loss attributable to PREIT common shareholders of $43.9 million, or $0.64 per basic and diluted share for the quarter ended December 31, 2015.

•
Same Store NOI increased by $3.1 million to $72.2 million, primarily driven by an incremental $2.3 million increase from Springfield Town Center, a $1.9 million increase in lease terminations, and a $1.3 million increase in base rent partially offset by lower specialty leasing and utility revenue.

•	Non Same Store NOI decreased $8.7 million including a $7.1 million decrease from properties sold in 2015 and 2016.

•
FFO, as adjusted, for the quarter was $0.57 per share and OP Unit, compared to $0.60 in the prior year. Dilution from assets sold in 2015 and 2016 was approximately $0.07 per share and OP unit in the quarter ended December 31, 2015.

•
Impairment of assets of $38.0 million was recognized on Beaver Valley Mall, Crossroads Mall and White Clay Point land in the quarter ended December 31, 2016, as compared to $54.0 million recognized on assets sold or under contract in the quarter ended December 31, 2015.

Primary Factors Affecting Financial Results for the Years Ended December 31, 2016 and 2015:

•
Net loss attributable to PREIT common shareholders was $27.2 million, or $0.40 per basic and diluted share, compared to loss attributable to PREIT common shareholders of $132.5 million, or $1.93 per basic and diluted share, for the year ended December 31, 2015.

•
NOI decreased by $5.3 million to $277.4 million. The net decrease results from an incremental $11.4 million aggregate increase from Springfield Town Center and Gloucester Premium Outlets, rent increases, new store openings and termination fees at existing properties, net of $22.4 million lower NOI from properties sold in 2015 and 2016.

•
Gains on sales of interests in real estate in 2016 were $23.0 million primarily due to the sales of the Walnut and Chestnut Street retail properties and two operating parcels. In 2015, such gains were $12.4 million primarily from the sale of our interest in Springfield Park.

•	Acquisition costs of $3.5 million that were expensed in the year ended December 31, 2015 did not recur in 2016.

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•	Activist shareholder defense costs of $2.0 million that were expensed in the year ended December 31, 2015 did not recur in 2016.

•
FFO, as adjusted, for the year ended December 31, 2016 was $1.91 per share and OP Unit, compared to $1.89 in the prior year.  Dilution from assets sold in 2015 and 2016 was approximately $0.30 per share and OP unit in 2015 and $0.06 in 2016.

•
Impairment of assets of $62.6 million was recognized on White Clay Point land, Beaver Valley Mall, Crossroads Mall, Washington Crown Center and the office building located at Voorhees Town Center in the year ended December 31, 2016 as compared to $140.3 million that was recognized on Lycoming Mall, Voorhees Town Center, Uniontown, Gadsden, New River Valley, Wiregrass Commons and Palmer Park Malls in the year ended December 31, 2015.

All NOI and FFO amounts referenced as primary factors affecting financial results above include our share of unconsolidated properties’ revenues and expenses.

Asset Dispositions
In January 2017, the Company sold Beaver Valley Mall in Monaca, PA and Crossroads Mall in Beckley, WV.

Retail Operations
The following tables set forth information regarding sales per square foot and occupancy in the Company’s mall portfolio, including unconsolidated properties:

A reconciliation of portfolio sales per square foot (1) can be found below:

Comp store sales for the year ended December 31, 2015 Sales	$432
Organic sales growth	7
Impact of asset sales	25
Comp store sales for the year ended December 31, 2016 Sales	$464

(1) Based on reported sales by all comparable non-anchor tenants that lease individual spaces of less than 10,000 square feet and have occupied the space for at least 24 months excluding Springfield Town Center which is 12 months.

	Leased as of:	Occupancy as of:
	December 31, 2016	December 31, 2016	December 31, 2015
Same Store Malls:
Total including anchors (1)(2)	96.8%	95.9%	95.1%
Total excluding anchors (1)(2)	94.4%	93.5%	93.5%
Portfolio Total Occupancy:
Total including anchors (1)(2)	96.6%	95.7%	95.0%
Total excluding anchors (1)(2)	94.3%	93.6%	93.5%
(1) Includes both consolidated and unconsolidated properties
(2) We own a 25% to 50% interest in each of our unconsolidated properties and do not control such properties. Our percentage ownership is not necessarily indicative of the legal and economic implications of our ownership.

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2017 Outlook
The Company is introducing its earnings guidance for the year of Net Income (Loss) between ($0.10) and $0.00 per diluted share and estimates FFO for the year ending December 31, 2017 will be between $1.64 and $1.74 per diluted share.

Our 2017 guidance is based on our current assumptions and expectations about market conditions, our projections regarding occupancy, retail sales and rental rates, and planned capital spending. Our guidance is forward-looking, and is subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements.

Our guidance incorporates the following assumptions, among others:

•
2017 Same Store NOI growth, excluding lease terminations in the range of 1.0% to 2.0%, comprised of a growth rate of 1.5% to 2.5% at our wholly-owned mall properties and (2.5%) to (1.0%) at our unconsolidated retail properties;

•	Lease termination revenues of $1.5 to $2.5 million;

•	Increase of 25-50 bps in non-anchor occupancy at our Same Store malls;

•	G&A expense at levels comparable to 2016;

•
Interest expense reflects savings from (a) debt repaid using proceeds from 2016 and 2017 assets sales and (b) debt repaid using proceeds from Series C preferred shares issued in January 2017; lower rates on mortgage loans refinanced or repaid in 2016 and expected to be repaid in 2017;

•	Increased preferred dividends from issuance of $172.5 million of 7.2% Series C preferred shares;

•	$12.2 million ($0.16 per share) net dilution from asset sales completed during 2016 and January 2017;

•	Capital expenditures in the range of $225 to $250 million, including redevelopment expenditures, recurring capital expenditures and tenant allowances; and

•	Our guidance does not assume the redemption of Series A preferred shares during 2017 or any capital market transactions, other than mortgage loan refinancings in the ordinary course of business.

    The chart below compares the Company’s 2016 results to our 2017 outlook:

(In millions, except shares and per share amounts)	2016 Actuals	2017 Guidance
Same Store NOI - consolidated (1)	$218.5	$221 - 224
Same Store NOI - partnerships (1)	30.8	30.0 - 30.5
Same Store NOI -Lease Terminations (1)	6.2	1.5 - 2.5
NOI from assets sold	14.3	—
NOI from other properties	7.6	4.0 - 5.0
Total NOI	$277.4	$258 - $262
Other revenues/expenses, net	(32.8)	(32.0 - 34.0)
Interest expense	(80.9)	(68.0 - 69.5)
Preferred dividends	(15.8)	(27.2)
FFO, as adjusted	$147.9	$129 - $134
Employee separation costs & other	(1.5)	—
FFO	$146.4	$129 - $134
FFO per share	$1.89	$1.64 to $1.74
Wtd average shares and equivalents	77.6	78.0

(1)	2016 Actual amounts include results from Springfield Town Center and Gloucester Premium Outlets.

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RECONCILIATION TO GAAP EARNINGS
(In millions, except shares and per share amounts)	2017 Guidance
FFO	$129 - $134
Depreciation and amortization	(133 - 131)
Non-controlling interest	(3)
Net income allocable to common shareholders	($7.0) - $0.0
Net income per share	$(0.10) - $0.00
Wtd average shares and equivalents	69.0

We have posted to our website (investors.preit.com/investors/events-and-presentations) an updated future outlook, refreshing data that was presented at the Company’s January 2016 Investor Day. The update includes a current capital spending and NOI growth forecast based on current assumptions that are detailed in the presentation deck.

Conference Call Information
Management has scheduled a conference call for 11:00 a.m. Eastern Time on Friday, February 24, 2017, to review the Company’s results and future outlook. To listen to the call, please dial 1-877-201-0168 (domestic toll free), or 1-647-788-4901 (international), and request to join the PREIT call, Conference ID 39254307, at least five minutes before the scheduled start time. Investors can also access the call in a "listen only" mode via the internet at the Company’s website, preit.com. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the Internet broadcast. Financial and statistical information expected to be discussed on the call will also be available on the Company’s website. For best results when listening to the webcast, the Company recommends using Flash Player.

For interested individuals unable to join the conference call, the online archive of the webcast will also be available for one year following the call.

About PREIT
PREIT (NYSE:PEI) is a publicly traded real estate investment trust that owns and manages quality properties in compelling markets. PREIT’s 23 million square feet of carefully curated retail and lifestyle offerings mixed with destination dining and entertainment experiences are located primarily in the eastern U.S. with concentrations in the mid-Atlantic’s top MSAs. Since 2012, the company has driven a transformation guided by an emphasis on portfolio quality and balance sheet strength driven by disciplined capital expenditures. Additional information is available at www.preit.com or on Twitter or LinkedIn.

Rounding

Certain summarized information in the tables above may not total due to rounding.

Definitions of Non-GAAP Measures

Funds From Operations

The National Association of Real Estate Investment Trusts (“NAREIT”) defines Funds From Operations (“FFO”), which is a non-GAAP measure commonly used by REITs, as net income (computed in accordance with GAAP) excluding gains and losses on sales of operating properties, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures to reflect funds from operations on the same basis. We compute FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do. NAREIT’s established guidance provides that excluding impairment write downs of depreciable real estate is consistent with the NAREIT definition.

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FFO is a commonly used measure of operating performance and profitability among REITs. We use FFO and FFO per diluted share and unit of limited partnership interest in our operating partnership (“OP Unit”) in measuring our performance against our peers and as one of the performance measures for determining incentive compensation amounts earned under certain of our performance-based executive compensation programs.

FFO does not include gains and losses on sales of operating real estate assets or impairment write downs of depreciable real estate, which are included in the determination of net income in accordance with GAAP. Accordingly, FFO is not a comprehensive measure of our operating cash flows. In addition, since FFO does not include depreciation on real estate assets, FFO may not be a useful performance measure when comparing our operating performance to that of other non-real estate commercial enterprises. We compensate for these limitations by using FFO in conjunction with other GAAP financial performance measures, such as net income and net cash provided by operating activities, and other non-GAAP financial performance measures, such as NOI. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions. We believe that net income is the most directly comparable GAAP measurement to FFO.

We also present Funds From Operations, as adjusted, and Funds From Operations per diluted share and OP Unit, as adjusted, which are non-GAAP measures, for the three months and year ended December 31, 2016 and 2015, respectively, to show the effect of such items as accelerated amortization of financing costs and prepayment penalties, acquisition costs, provision for employee separation expense, and loss on hedge ineffectiveness, which had a significant effect on our results of operations, but are not, in our opinion, indicative of our operating performance. We also present FFO on a further adjusted basis to isolate the impact on FFO caused by property dispositions.

We believe that FFO is helpful to management and investors as a measure of operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains on sales of operating real estate and depreciation and amortization of real estate, among others. We believe that Funds From Operations, as adjusted, is helpful to management and investors as a measure of operating performance because it adjusts FFO to exclude items that management does not believe are indicative of our operating performance, such as accelerated amortization of deferred financing costs and prepayment penalties, acquisition costs, provision for employee separation expense, and loss on hedge ineffectiveness.

Net Operating Income (“NOI”)

NOI (a non-GAAP measure) is derived from real estate revenue (determined in accordance with GAAP, including lease termination revenue), minus property operating expenses (determined in accordance with GAAP), plus our share of revenue and operating expenses of our unconsolidated partnership investments. NOI does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity. It is not indicative of funds available for our cash needs, including our ability to make cash distributions. We believe that NOI is helpful to management and investors as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. We believe that net income is the most directly comparable GAAP measurement to NOI.

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NOI excludes other income, general and administrative expenses, provision for employee separation expenses, interest expense, depreciation and amortization, gains on sale of interest in non operating real estate, gain on sale interest in real estate, impairment of assets, acquisition costs and other expenses.

Same Store NOI

Same Store NOI is calculated using retail properties owned for the full periods presented and excludes properties acquired or disposed of or under redevelopment during the periods presented. Non Same Store NOI is calculated using the retail properties excluded from the calculation of Same Store NOI. Springfield Town Center is included in Same Store NOI for the three months ended December 31, 2016 and 2015, respectively, and excluded for the year ended December 31, 2016 and 2015, respectively.

Financial Information of our Unconsolidated Properties

The non-GAAP financial measures of FFO and NOI presented in this press release incorporate financial information attributable to our share of unconsolidated properties. This pro rata financial information is also non-GAAP financial information, but we believe that it is helpful information because it reflects the pro rata contribution from our unconsolidated properties that are owned through investments accounted for under GAAP using the equity method of accounting. Under such method, earnings from these unconsolidated partnerships are recorded in our statements of operations prepared in accordance with GAAP under the caption entitled “Equity in income of partnerships.”

To derive the pro rata financial information from our unconsolidated properties, we multiplied the percentage of our economic interest in each partnership on a property-by-property basis by each line item. Under the partnership agreements relating to our current unconsolidated partnerships with third parties, we own a 25% to 50% economic interest in such partnerships, and there are generally no provisions in such partnership agreements relating to special non-proportionate allocations of income or loss, and there are no preferred or priority returns of capital or other similar provisions. While this method approximates our indirect economic interest in our pro rate share of the revenue and expenses of our unconsolidated partnerships, we do not have a direct legal claim to the assets, liabilities, revenues or expenses of the unconsolidated partnerships beyond our rights as an equity owner in the event of any liquidation of such entity. Accordingly, NOI and FFO results based on our share of the results of unconsolidated partnerships do not represent cash generated from our investments in these partnerships.

Forward Looking Statements

This press release, together with other statements and information publicly disseminated by us, contain certain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. When used, the words “anticipate,” “believe,” “estimate,” “target,” “goal,” ”expect,” “intend.” “may,” “plan,” “project,” “result,” “should,” “will,” and similar expressions, which do not relate solely to historical matters, are intended to identify  forward looking statements.  We caution investors that any forward looking statements presented in this presentation and the documents that we may incorporate by reference into this document are based on management’s beliefs and assumptions made by, and currently available to management.These forward-looking statements reflect our current views about future events, achievements or results and are subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. In particular, our business might be materially and adversely affected by uncertainties affecting real estate businesses generally as well as the following, among other factors:

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Changes in the retail and real estate industries, including consolidation and store closings, particularly among anchor tenants; our ability to maintain and increase property occupancy, sales and rental rates, in light of the relatively high number of leases that have expired or are expiring in the next two years;  increases in operating costs that cannot be passed on to tenants; current economic conditions and the state of employment growth and consumer confidence and spending, and the corresponding effects on tenant business performance, prospects, solvency and leasing decisions and on our cash flows, and the value and potential impairment of our properties; the effects of online shopping and other uses of technology on our retail tenants;  risks related to our development and redevelopment activities; acts of violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales; our ability to identify and execute on suitable acquisition opportunities and to integrate acquired properties into our portfolio; our partnerships and joint ventures with third parties to acquire or develop properties concentration of our properties in the Mid-Atlantic region; changes in local market conditions, such as the supply of or demand for retail space, or other competitive factors; changes to our corporate management team and any resulting modifications to our business strategies; our ability to sell properties that we seek to dispose of or our ability to obtain prices we seek; potential losses on impairment of certain long-lived assets, such as real estate, or of intangible assets, such as goodwill, including such losses that we might be required to record in connection with any dispositions of assets; our substantial debt and liquidation preference of our preferred shares and our high leverage ratio; constraining leverage, unencumbered debt yield, interest and tangible net worth covenants under our principal credit agreements; our ability to refinance our existing indebtedness when it matures, on favorable terms or at all; our ability to raise capital, including through joint ventures or other partnerships, through sales of properties or interests in properties, through the issuance of equity or equity-related securities if market conditions are favorable, or through other actions; our short- and long-term liquidity position; potential dilution from any capital raising transactions or other equity issuances; and general economic, financial and political conditions, including credit and capital market conditions, changes in interest rates or unemployment.

Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed herein and in our Annual Report on Form 10-K for the year ended December 31, 2015 in the section entitled “Item 1A. Risk Factors.” We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

** Quarterly supplemental financial and operating **
** information will be available on www.preit.com **

PREIT / 9             Pennsylvania Real Estate Investment Trust
Selected Financial Data

STATEMENTS OF OPERATIONS	Quarter Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
(In thousands, except per share amounts)
REVENUE:
Real estate revenue:
Base rent	$63,690	$71,888	$252,115	$271,957
Expense reimbursements	29,817	31,665	118,880	125,505
Percentage rent	3,585	4,012	5,245	5,724
Lease termination revenue	1,197	116	4,460	2,014
Other real estate revenue	5,853	8,030	13,897	14,997
Total real estate revenue	104,142	115,711	394,597	420,197
Other income	719	913	5,349	5,214
Total revenue	104,861	116,624	399,946	425,411
EXPENSES:
Operating expenses:
Property operating expenses:
CAM and real estate tax	(30,633)	(33,840)	(124,690)	(133,912)
Utilities	(3,837)	(4,255)	(17,053)	(19,674)
Other	(3,857)	(4,043)	(14,475)	(16,461)
Total property operating expenses	(38,327)	(42,138)	(156,218)	(170,047)
Depreciation and amortization	(34,452)	(36,709)	(126,669)	(142,647)
General and administrative expenses	(9,556)	(9,212)	(35,269)	(34,836)
Provision for employee separation expenses	—	(1,951)	(1,355)	(2,087)
Acquisition costs and other expenses	(325)	(413)	(1,700)	(6,108)
Total operating expenses	(82,660)	(90,423)	(321,211)	(355,725)
Interest expense, net	(17,113)	(20,157)	(70,724)	(81,096)
Impairment of assets	(38,014)	(53,998)	(62,603)	(140,318)
Total expenses	(137,787)	(164,578)	(454,538)	(577,139)
Loss before equity in income of partnerships, gains on sales of interests in real estate and non operating real estate	(32,926)	(47,954)	(54,592)	(151,728)
Equity in income of partnerships	5,759	3,041	18,477	9,540
Gains on sales of interests in real estate, net	69	(24)	23,022	12,362
Gains on sales of non-operating real estate	371	216	380	259
Net loss	(26,727)	(44,721)	(12,713)	(129,567)
Less: net loss attributed to noncontrolling interest	2,867	4,811	1,365	12,884
Net loss attributable to PREIT	(23,860)	(39,910)	(11,348)	(116,683)
Less: dividends on preferred shares	(3,962)	(3,962)	(15,848)	(15,848)
Net loss attributable to PREIT common shareholders	$(27,822)	$(43,872)	$(27,196)	$(132,531)
Basic and diluted loss per share(1)	$(0.40)	$(0.64)	$(0.40)	$(1.93)
Weighted average number of shares outstanding for diluted EPS	69,152	68,831	69,086	68,740

 (1)For the three months periods ended December 31, 2016 and 2015 and twelve month periods ended December 31, 2016 and 2015, there are net losses, so the effect of common share equivalents is excluded from the calculation of diluted loss per share for these periods.

PREIT / 10             Pennsylvania Real Estate Investment Trust
Selected Financial Data

OTHER COMPREHENSIVE INCOME (LOSS)	Quarter Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
(In thousands)
Net loss	$(26,727)	$(44,721)	$(12,713)	$(129,567)
Unrealized gain on derivatives	10,762	4,353	6,007	690
Amortization of losses of settled swaps, net	128	125	503	1,337
Total comprehensive loss	(15,837)	(40,243)	(6,203)	(127,540)
Less: Comprehensive loss attributable to noncontrolling interest	1,699	4,329	670	12,666
Comprehensive loss attributable to PREIT	$(14,138)	$(35,914)	$(5,533)	$(114,874)

PREIT / 11             Pennsylvania Real Estate Investment Trust
Selected Financial Data

The following table presents a reconciliation of net income (loss) determined in accordance with GAAP to FFO attributable to common shareholders and OP Unit holders, FFO attributable to common shareholders and OP Unit holders per diluted share and OP Unit, FFO, as adjusted, attributable to common shareholders and OP Unit holders and FFO, as adjusted, attributable to common shareholders and OP Unit holders per diluted share and OP Unit, for the quarter and twelve months ended December 31, 2016 and 2015:

	Quarter Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2016	2015	2016	2015
Net loss	$(26,727)	$(44,721)	$(12,713)	$(129,567)
Depreciation and amortization on real estate
Consolidated properties	34,083	36,341	125,192	141,142
PREIT’s share of equity method investments	2,624	3,199	10,214	12,563
Gains on sales of interests in real estate	(69)	24	(23,022)	(12,362)
Impairment of assets	38,014	53,998	62,603	140,318
Dividends on preferred shares	(3,962)	(3,962)	(15,848)	(15,848)
Funds from operations attributable to common shareholders and OP Unit holders	$43,963	$44,879	$146,426	$136,246
Accelerated amortization of financing costs and prepayment penalty	—	—	—	1,071
Acquisition costs	—	—	—	3,470
Provision for employee separation expense	—	1,951	1,355	2,087
Loss on hedge ineffectiveness	—	—	143	512
Funds from operations, as adjusted, attributable to common shareholders and OP Unit holders	$43,963	$46,830	$147,924	$143,386
Less: Funds from operations from assets sold in 2015 and 2016	31	(5,934)	(4,509)	(22,358)
Funds from operations, as adjusted for assets sold	$43,994	$40,896	$143,415	$121,028

Funds from operations attributable to common shareholders and OP Unit holders per diluted share and OP Unit	$0.57	$0.58	$1.89	$1.79
Funds from operations, as adjusted, attributable to common shareholders and OP Unit holders per diluted share and OP Unit	$0.57	$0.60	$1.91	$1.89
Funds from operations, as adjusted for assets sold per diluted share and OP Unit	$0.57	$0.53	$1.85	$1.59

Weighted average number of shares outstanding	69,152	68,831	69,086	68,740
Weighted average effect of full conversion of OP Units	8,313	8,341	8,324	6,830
Effect of common share equivalents	127	449	191	485
Total weighted average shares outstanding, including OP Units	77,592	77,621	77,601	76,055

PREIT / 12             Pennsylvania Real Estate Investment Trust
Selected Financial Data

 NOI for the quarters ended December 31, 2016 and 2015:

	Same Store		Non-Same Store		Total
(In thousands)	2016	2015	2016	2015	2016	2015
NOI from Consolidated properties	$63,168	$61,508	$2,647	$12,065	$65,815	$73,573
NOI from equity method investments at ownership share	9,047	7,639	1,913	1,189	10,960	8,828
Total NOI	$72,215	$69,147	$4,560	$13,254	$76,775	$82,401
Less: lease termination revenue	1,961	95	73	31	2,034	126
Total NOI - excluding lease termination revenue	$70,254	$69,052	$4,487	$13,223	$74,741	$82,275

Average NOI for the twelve months ended December 31, 2016 and 2015:

	Same Store Net Operating Income(1)
	Net Operating Income				Excluding lease termination revenue
			Change				Change
(In thousands)	2016	2015	$	%	2016	2015	$	%
Quarter ended March 31	$57,869	$55,762	$2,107	3.8%	$57,698	$55,416	$2,282	4.1%
Quarter ended June 30	62,286	59,921	2,365	3.9%	62,226	59,851	2,375	4.0%
Quarter ended September 30	65,376	62,125	3,251	5.2%	61,606	60,785	821	1.4%
Quarter ended December 31	72,215	69,147	3,068	4.4%	70,254	69,052	1,202	1.7%
Average (2)	$257,746	$246,955	$10,791	4.4%	$251,784	$245,104	$6,680	2.7%

(1)	Includes our proportionate share of Net Operating Income from equity method investments

(2)
Computed by averaging the Same Store NOI from the quarters ended March 31, June 30, September 30 and December 31 of 2016 and 2015. Same Store NOI is calculated using retail properties owned for the full periods presented and excludes properties acquired or disposed of or under redevelopment during the periods presented and held for sale as of December 31, 2016. Springfield Town Center is included in Same Store NOI for the quarters ended June 30, September 30, and December 31, 2016 and 2015, respectfully, and excluded for the years ended December 31, 2016 and 2015, respectively.

PREIT / 13             Pennsylvania Real Estate Investment Trust
Selected Financial Data

The table below reconciles net loss to NOI of our consolidated properties for the quarters ended December 31, 2016 and 2015.

	Quarter Ended December 31,
(in thousands)	2016	2015
Net loss	$(26,727)	$(44,721)
Other income	(719)	(913)
Depreciation and amortization	34,452	36,709
General and administrative expenses	9,556	9,212
Employee separation expenses	—	1,951
Acquisition and other expenses	325	413
Interest expense	17,113	20,157
Impairment of assets	38,014	53,998
Equity in income of partnerships	(5,759)	(3,041)
Gains on sales of interests in real estate, net	(69)	24
Gains on sales of non operating real estate	(371)	(216)
NOI - consolidated properties (Non GAAP)	65,815	73,573
Less: Non Same Store NOI	2,647	12,065
Same Store NOI	63,168	61,508
Less: lease termination revenue	1,124	85
Same Store NOI less lease termination revenue	$62,044	$61,423

The table below reconciles equity in income of partnerships to NOI of equity method investments at ownership share for the quarters ended December 31, 2016 and 2015:

	Quarter Ended December 31,
(in thousands)	2016	2015
Equity in income of partnerships	$5,759	$3,041
Depreciation and amortization	2,624	3,199
Interest and other expenses	2,577	2,588
NOI from equity method investments at ownership share	10,960	8,828
Less: Non Same Store NOI	1,913	1,189
Same Store NOI	9,047	7,639
Less: lease termination revenue	837	10
Same Store NOI from equity method investments less lease termination revenue at ownership share	$8,210	$7,629

PREIT / 14             Pennsylvania Real Estate Investment Trust
Selected Financial Data

The table below reconciles net income (loss) to NOI of our consolidated properties for the quarters ended March 31, 2016 and 2015, June 30, 2016 and 2015 and September 30, 2016 and 2015.

	Quarter Ended March 31,		Quarter Ended June 30,		Quarter Ended September 30,
	2016	2015	2016	2015	2016	2015
Net income (loss)	$1,929	$(13,937)	$9,169	$(34,666)	$2,916	$(36,241)
Other income	(516)	(1,274)	(1,514)	(811)	(2,600)	(2,216)
Depreciation and amortization	33,735	33,189	31,662	36,641	26,820	36,108
General and administrative expenses	8,586	8,943	8,883	9,126	8,244	7,554
Provision for employee separation expense	535	—	658	—	162	136
Acquisition costs and other expenses	51	4,451	243	817	1,080	427
Interest expense, net	19,346	20,145	17,067	21,126	17,198	19,668
Impairment of assets	606	6,240	14,118	28,667	9,865	51,412
Equity in income of partnerships	(3,883)	(2,083)	(4,192)	(2,032)	(4,643)	(2,385)
Gains on sales of interests in real estate, net	(2,035)	—	(20,887)	—	(31)	(12,386)
Gains on sales of interests in non operating real estate	(9)	(43)	—	—	—	—
NOI - consolidated properties (non GAAP)	$58,345	$55,631	$55,207	$58,868	$59,011	$62,077
Less: Non Same Store NOI	7,157	6,339	(28)	5,548	1,121	6,624
Same Store NOI	$51,188	$49,292	$55,235	$53,320	$57,890	$55,453
Less: lease termination revenue	171	346	15	55	2,963	1,291
Total Same Store NOI excluding lease termination revenue	$51,017	$48,946	$55,220	$53,265	$54,927	$54,162

The table below reconciles equity in income of partnerships to NOI of equity method investments at ownership share for the quarters ended March 31, 2016 and 2015, June 30, 2016 and 2015 and September 30, 2016 and 2015.

	Quarter Ended March 31,		Quarter Ended June 30,		Quarter Ended September 30,
	2016	2015	2016	2015	2016	2015
Equity in income of partnerships	$3,883	$2,083	$4,192	$2,032	$4,643	$2,385
Depreciation and amortization	2,434	3,212	2,584	3,011	2,571	3,142
Interest expense and other expenses	2,581	2,667	2,578	2,580	2,571	2,579
NOI from equity method investments at ownership share	$8,898	$7,962	$9,354	$7,623	$9,785	$8,106
Less: Non Same Store NOI	2,217	1,492	2,303	1,022	2,299	1,434
Same Store NOI	$6,681	$6,470	$7,051	$6,601	$7,486	$6,672
Less: lease termination revenue	—	—	45	15	807	49
Total Same Store NOI excluding lease termination revenue	$6,681	$6,470	$7,006	$6,586	$6,679	$6,623

PREIT / 15             Pennsylvania Real Estate Investment Trust
Selected Financial Data

The table below reconciles net loss to NOI for our consolidated properties for the twelve months ended December 31, 2016 and 2015.

	Twelve Months Ended December 31,
(in thousands)	2016	2015
Net loss	$(12,713)	$(129,567)
Other income	(5,349)	(5,214)
Depreciation and amortization	126,669	142,647
General and administrative expenses	35,269	34,836
Employee separation expenses	1,355	2,087
Acquisition and other expenses	1,700	6,108
Interest expense	70,724	81,096
Impairment of assets	62,603	140,318
Equity in income of partnerships	(18,477)	(9,540)
Gains on sales of interests in real estate, net	(23,022)	(12,362)
Gains on sales of non operating real estate	(380)	(259)
NOI - consolidated properties (Non GAAP)	$238,379	$250,150

The table below reconciles equity in income of partnerships to NOI of equity method investments at ownership share for the twelve months ended December 31, 2016 and 2015.

	Twelve Months Ended December 31,
(in thousands)	2016	2015
Equity in income of partnerships	$18,477	$9,540
Depreciation and amortization	10,214	12,563
Interest and other expenses, net	10,306	10,415
NOI from equity method investments at ownership share	$38,997	$32,518

The table below presents total NOI and NOI excluding lease terminations for the twelve months ended December 31, 2016 and 2015.

	Twelve Months Ended December 31,
(in thousands)	2016	2015
Consolidated properties	$238,379	$250,150
Equity method investments at ownership share	38,997	32,518
Total NOI (Non GAAP)	277,376	282,668
Less: Lease termination revenue	6,192	2,088
Total NOI excluding lease termination revenue	$271,184	$280,580

PREIT / 16             Pennsylvania Real Estate Investment Trust
Selected Financial Data

CONSOLIDATED BALANCE SHEETS	December 31, 2016	December 31, 2015

(In thousands)
ASSETS:
INVESTMENTS IN REAL ESTATE, at cost:
Operating properties	$3,196,529	$3,297,520
Construction in progress	97,575	64,019
Land held for development	5,910	6,350
Total investments in real estate	3,300,014	3,367,889
Accumulated depreciation	(1,060,845)	(1,015,647)
Net investments in real estate	2,239,169	2,352,242
INVESTMENTS IN PARTNERSHIPS, at equity:	168,608	161,029
OTHER ASSETS:
Cash and cash equivalents	9,803	22,855
Tenant and other receivables (net of allowance for doubtful accounts of $6,236 and $6,417 at December 31, 2016 and 2015, respectively)	39,026	40,324
Intangible assets (net of accumulated amortization of $11,064 and $13,441 at December 31, 2016 and 2015, respectively)	19,746	22,248
Deferred costs and other assets, net	93,800	75,450
Assets held for sale	46,680	126,244
Total assets	2,616,832	2,800,392
LIABILITIES:
Mortgage loans	$1,222,859	$1,321,331
Term loans	397,043	398,040
Revolving facility	147,000	65,000
Tenants' deposits and deferred rent	13,262	14,631
Distributions in excess of partnership investments	61,833	65,547
Fair value of derivative instruments	1,520	2,756
Liabilities on assets held for sale	2,658	69,918
Accrued expenses and other liabilities	68,251	78,539
Total liabilities	1,914,426	2,015,762
EQUITY:	702,406	784,630
Total liabilities and equity	$2,616,832	$2,800,392
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